Exhibit 99.1

Home Plate Acquisition Corporation Announces Pricing of

$200 Million Initial Public Offering

New York, NY, September 29, 2021 — Home Plate Acquisition Corporation (the “Company”), today announced the pricing of its initial public offering of 20,000,000 units, at a price of $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (the “Nasdaq”) and trade under the ticker symbol “HPLTU” beginning September 30, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the Nasdaq under the symbols “HPLT” and “HPLTW,” respectively.

The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a merger opportunity in any industry or sector, it intends to focus its efforts on identifying high growth, U.S. and international acquisition targets in the fintech and embedded finance sectors.

Jefferies LLC is serving as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Jeffries LLC, 520 Madison Avenue, 2nd Floor, New York, NY, 10022, Attn: Equity Syndicate Prospectus Department, email: Prospectus_Department@Jefferies.com, telephone: 877-821-7388.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on September 29, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on October 4, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Home Plate Acquisition Corporation

Jonathan Rosenzweig

Jonathan@Homeplateacq.com

917-513-3028

www.homeplateacq.com